As filed with the Securities and Exchange Commission on August 13, 2024

No. 333-267172

No. 333-240278

No. 333-256518

No. 333-271563

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-267172

Post-Effective Amendment No. 5 to Form S-3 Registration Statement No. 333-240278

Post-Effective Amendment No. 3 to Form S-3 Registration Statement No. 333-256518

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-271563

UNDER THE SECURITIES ACT OF 1933

Digital Media Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1399727
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4800 140th Avenue N., Suite 101

Clearwater, Florida 33762

(877) 236-8632

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony Saldana

General Counsel, Executive Vice President of Legal & Compliance and Secretary

4800 140th Avenue N., Suite 101

Clearwater, Florida 33762

(877) 236-8632

(Name, Address, including Zip Code, and Telephone number, including area code, of Agent for Service)

With a copy to:

Joshua N. Korff, P.C.
Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Digital Media Solutions, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all securities unsold, as of the date hereof, under the following Registration Statements on Form S-3 (the “Registration Statements”):

●	Registration Statement No. 333-267172, filed on August 30, 2022, registering 2,989,090 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) for resale from time to time by the selling holders identified therein or their permitted transferees;

●	Post-Effective Amendment No. 4 to Form S-1 on Form S-3 Registration Statement No. 333-240278, filed on August 30, 2022, registering 72,241,737 shares of Class A Common Stock and 4,000,000 warrants to purchase Class A Common Stock, which, pursuant to Rule 429, also constitutes a post-effective amendment to the Registration Statement on Form S-4 (File No. 333-238180), which was declared effective on June 23, 2020, as supplemented, relating to the issuance by the registrant of, among other securities, 14,000,000 shares of Class A Common Stock, of the registrant upon the exercise of warrants to purchase shares of Class A Common Stock, as amended by Post-Effective Amendment No. 1 filed on March 26, 2021, as further amended by Post-Effective Amendment No. 2 filed on April 7, 2021 and as further amended by Post-Effective Amendment No. 3 filed on March 30, 2022;

●	Post-Effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement No. 333-256518, filed on August 30, 2022, registering 2,627,415 shares of Class A Common Stock for resale from time to time by the selling holders identified therein or their permitted transferees, which, pursuant to Rule 429, also constitutes a post-effective amendment to the Registration Statement on Form S-1 (File No. 333-256518), which was declared effective on June 3, 2021, as amended by Post-Effective Amendment No. 1 filed on March 30, 2022; and

●	Amendment No. 1 to Form S-3 Registration Statement No. 333-271563, filed on August 23, 2023, registering 49,206,264 shares of Class A Common Stock for resale from time to time by the selling holders identified therein or their permitted transferees.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendment, such post-effective amendments shall be effective upon filing of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby confirms that the Registration Statements are terminated and no longer effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, Florida, on August 13, 2024.

DIGITAL MEDIA SOLUTIONS, INC.

By:	/s/ Anthony Saldana
Name:	Anthony Saldana
Title:	General Counsel, Executive Vice President of Legal & Compliance and Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Act.

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